                                                                   Exhibit 99.11
                              September 12, 1995



Board of Directors
Cytogen Corporation
600 College Road East
CN 5308
Princeton, NJ  08540-5308


     I, Ronald J. Brenner, hereby consent to being named in the Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about September 12, 1995 to register shares of its Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), as a nominee for director of the Board of Directors of Cytogen Corporation and to the filing of this consent with the Registration Statement pursuant to Rule 438 promulgated under the Securities Act, and agree to serve as a director if elected.

                                  Sincerely yours,

                                  /s/ Ronald J. Brenner

                                  Ronald J. Brenner